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Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors

U.S. Plastic Lumber Corp.

Boca Raton, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-8 (File No. 333-76277) of U.S. Plastic Lumber Corp. of our report dated April 11, 2003, relating to the 2002 consolidated financial statements of U.S. Plastic Lumber Corp. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in the Prospectus.



BDO Seidman, LLP

Miami, Florida



April 11, 2003